Exhibit 99.1

Tidewater Declares Quarterly Dividend on Common Stock

NEW ORLEANS, November 15, 2007 — Tidewater Inc. (NYSE:TDW) announced today that its board of directors has declared a quarterly dividend of $.15 per share on Tidewater’s approximately 54.0 million shares of common stock outstanding.

The dividend was declared during a regular meeting of the board and is payable December 14, 2007, to shareholders of record on December 4, 2007.

Tidewater Inc. owns 456 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Senior Vice President, Principal Accounting Officer and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.